EXHIBIT 99.1

June 13, 2008

SOLITARIO EXPLORATION & ROYALTY CORP. ANNOUNCES NAME CHANGE FROM

SOLITARIO RESOURCES CORPORATION

Denver, Colorado: Solitario Exploration & Royalty Corp. (AMEX: XPL; TSX: SLR) announces that shareholders have approved a proposal at its annual meeting of shareholders to change the company's name from Solitario Resources Corporation effective June 12, 2008. "The Company believes that in consideration of its success in building value and royalties through successful exploration, the name change is appropriate," said Christopher E. Herald, President and Chief Executive Officer. "We are totally focused on making discoveries and growing our royalty positions through NPI-Royalty structured joint ventures made with global mining companies. We encourage our shareholders to visit www.solitarioresources .com/aboutroyalties to gain a better understating of the NPI-royalty characteristics that our current joint ventures have."

For trading purposes, the stock will begin trading under the new name and CUSIP on the TSX and AMEX at market open on Tuesday, June 17, 2008. Solitario Exploration & Royalty Corp. will continue to trade on the American Stock Exchange under the symbol XPL and on the Toronto Stock Exchange under the symbol SLR. A share certificate exchange will not be required.

Walter H. Hunt Promoted to Chief Operating OfficerWalter Hunt has been promoted to Chief Operating Officer from Vice President of Operations. Mr. Hunt has managed Solitario's exploration and joint venture activities for the past 14 years. During that period, Solitario's activities have grown to include active operations in three countries involving 15 full-time professional geologists and five joint ventures. Christopher E. Herald, commented, "Walt has provided outstanding leadership over his long tenure with Solitario. We are pleased to recognize his achievements in positioning the company as one of the preeminent exploration companies operating in Latin America."

About Solitario

Solitario is a gold, silver, platinum-palladium, and base metal exploration company actively exploring in Brazil, Mexico and Peru. Solitario has significant business relationships with Anglo Platinum, Newmont Mining and Votorantim Metais. Solitario has approximately US$24 million in cash and marketable securities and no debt. Solitario is traded on the American Stock Exchange (AMEX: XPL) and on the Toronto Stock Exchange (TSX: SLR). Additional information about Solitario is available online at www.solitarioresources.com

FOR MORE INFORMATION, CONTACT:
Debbie Mino-Austin Director - Investor Relations	(800) 229-6827
Christopher E. Herald President & CEO	(303) 534-1030

This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding potential mineralization and reserves, exploration results and future plans and objectives of Solitario, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Development of Solitario's properties are subject to the success of exploration, completion and implementation of an economically viable mining plan, obtaining the necessary permits and approvals from various regulatory authorities, compliance with operating parameters established by such authorities and political risks such as higher tax and royalty rates, foreign ownership controls and our ability to finance in countries that may become politically unstable. Important factors that could cause actual results to differ materially from Solitario's expectations are disclosed under the heading "Risk Factors" and elsewhere in Solitario's documents filed from time to time with Canadian Securities Commissions, the United States Securities and Exchange Commission and other regulatory authorities.